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                                                                     Exhibit 3.3

                        CERTIFICATE OF AMENDMENT OF
                     RESTATED CERTIFICATE OF INCORPORATION
                             OF GATEWAY 2000, INC.

     Gateway 2000, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

     1.        The name of the Corporation is Gateway 2000, Inc.

     2. The date on which the Restated Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware was December 6, 1993, and a Corrected Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 15, 1994 (the "Restated Certificate").

     3. This Certificate of Amendment amends a provision of the Restated Certificate and has been duly adopted by the Board of Directors in accordance with the provisions of Sections 141 and 242 of the DGCL, and further adopted in accordance with the provisions of Sections 216 and 242 of the DGCL by the stockholders of the Corporation.

     4. Article FIRST of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

          "FIRST: The name of the corporation is Gateway, Inc. (hereinafter called the "Corporation")."

     5. The first paragraph of Article FOURTH of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,006,000,000 shares, consisting of:


          (1) 1,000,000,000 shares of Common Stock, par value $.01 per share ("Common Stock");

          (2) 1,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"); and

          (3) 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

     6. This Certificate of Amendment of the Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Daylight Time on June 1, 1999.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by a duly authorized officer of the Corporation as of May 24, 1999.

                                        GATEWAY 2000, INC.


                                        /s/ Stephanie G. Heim
                                        ---------------------
                                        Stephanie G. Heim
                                        Assistant Secretary

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